Exhibit 10.8

COMMITMENT LETTER

BETWEEN:

CELLECTIS S.A., a French société anonyme with a share capital of 1,023,813.15 euros with its registered office at 8, rue de la Croix Jarry, Paris 75013, Paris, France, registered in the Paris Trade and Companies Registry under number B 428 859 052, represented by Mr André Choulika, acting as Chairman and CEO

(Hereafter referred to as “the Issuer” or “CELLECTIS”)

on a first part

KEPLER CORPORATE FINANCE, a Swiss société anonyme with a share capital of CHF 100,000, with its registered office at Chemin du Joran 10, c/o Kepler Holding SA, 1260 Nyon, Switzerland, registered in the Nyon Trade and Companies Registry under number CH-550-10615996-0, represented for this act by Mr Dominik Belloin acting in his capacity of Director,

KEPLER CAPITAL MARKETS S.A., a French société anonyme with a share capital of 58,049,522 euros, with its registered office at 112, avenue Kléber – 75116 Paris, France, registered in the Paris Trade and Companies Registry under number B 413 064 841, represented by Mr Laurent Quirin and Mr Francis Canard duly empowered to act on its behalf,

(Hereinafter together « KEPLER »)

on a second part

THE PARTIES FIRST AGREE ON THE FOLLOWING RECITALS:

To meet CELLECTIS’ goal to increase the Group’s financial flexibility along with other means of financing already in place, KEPLER proposed to put in place a multi-year equity line financing in the form of a Contingent Equity Line (the “Operation”).

CELLECTIS will be able to issue, as necessary, a certain number of shares (“New Shares”), and KEPLER agrees to participate in each issuance of New Shares as decided by the Issuer.

This Operation is based on the issuance of warrants giving access to Cellectis share capital (the “Warrants”) that require KEPLER, as the sole holder, to purchase ordinary shares upon CELLECTIS’ request. The issuance of the Warrants was authorized by the 17th resolution adopted by the CELLECTIS Combined Shareholders Meeting held on June 22, 2012, concerning the delegation of authority granted to the Board of Directors until August 22, 2014 to issue ordinary shares and / or other securities giving access to the share capital of the Company or giving the right to a debt security without preferential subscription rights.

Following a decision dated December 11, 2012, the Board of Directors of CELLECTIS approved the terms of this commitment letter and has decided to issue warrants, the terms and specifications of which comply with the draft agreement attached as Annex I (the “Issuance Agreement”).

Each issuance of New Shares from the exercise of these Warrants (the “Drawdown”) will be decided by CELLECTIS at such times as it deems appropriate during the next thirty-six months, subject to certain conditions.

Acting as financial intermediary, KEPLER does not intend to remain in the capital of CELLECTIS and will therefore resell all or part of the New Shares it purchases hereunder.

The Shares, Warrants and the New Shares have not been and will not be registered under the U.S. Securities Act of 1933, or under any other securities regulation of any U.S. state, or with the securities regulatory authority of any other U.S. state or any other jurisdiction of the United States of America; as such, the Shares, the Warrants and the New Shares are restricted securities within the meaning of these laws and may not be offered, sold, acquired or exercised in the United States of America.

The purpose of this commitment letter (the “Commitment Letter”) is to set forth the conditions under which the Issuer on the one hand, and KEPLER on the other hand, accept the necessary commitments for the implementation of the Operation.

THIS BEING STATED IT WAS AGREED THAT:

The terms not specifically defined in this Commitment Letter or the General Terms in Annex IV, which are an integral part of this agreement, shall have the meaning given to them in the Issuance Agreement.

1. KEPLER’S COMMITMENTS

Subject only to the conditions precedent set out in Article 3 below, KEPLER irrevocably undertakes to purchase, no later than five calendar days after these events, two million (2,000,000) Warrants at a unit price of 0.001 (zero point zero zero one) euro.

KEPLER undertakes, within the strict framework of the Operation, to refrain from any pre-sale of shares purchased subject to its commitments under the Warrants and any intervention on the Issuer’s shares during the Reference Period. This commitment does not preclude carrying out operations conducted independently of the Operation, by KEPLER or by KEPLER group entities acting in the normal course of business on their behalf or on third parties’ behalf.

2. ISSUER’S COMMITMENTS

The Issuer irrevocably undertakes to take all measures, request all authorizations, and more generally, to do everything in its power, in order to satisfy the conditions set out in Article 3 below at the earliest possible date and before January 30, 2013.

The Issuer undertakes to refrain from any interference in its shares market and not to issue capital securities other than those provided for in the Issuance Agreement during the Reference Period and during the Time Interval following a Trading Day, with the exception of the following transactions:

(i) those conducted in the framework of a liquidity agreement in accordance with the AMAFI’s code of conduct; or

(ii) resulting from a commitment made prior to the beginning of the Reference Period (mainly in regards to the implementation of its employee share purchase plans).

The Parties understood from AMF rulings that the implementation of the Operation shall not be considered a “public offering” within the meaning of Article L. 411-1 of the French Monetary and Financial Code, and that no prospectus would therefore be required, as CELLECTIS’ shares are not traded on a regulated market.

However, in the event that AMF requires the Issuer to draft a prospectus, the latter undertakes to consult with KEPLER for its prior approval of the content, especially in regards to the description of the Operation.

3. CONDITIONS PRECEDENT

The Issuer’s option to make its first Drawdown is subject to the realization of the following conditions:

(a) The law firm Jones Day, appointed for this purpose by the Issuer, shall provide KEPLER with a legal opinion confirming that the issuance of the Warrants was properly decided by the Issuer’s Board of Directors, in the form set out in Annex II;

(b) The Issuer shall provide KEPLER with a true copy certified by the Issuer’s Chairman of the Board of Directors of the minutes of the Board’s deliberations including the decision to issue the Warrants pursuant to the Issuance Agreement;

(c) The signature of the Issuance Agreement by the Issuer’s legal representative.

4. FEES

Under this Commitment Letter and as part of the Operation, the Issuer agrees to pay the following fees to KEPLER:

4.1 Structuring Fees

The Issuer undertakes to pay the Holder a commission of 252,000 euros for structuring the operation contemplated by the Issuance Agreement (the “Structuring Fee”).

The structuring fee shall be paid by the Issuer to the Holder under the following conditions:

•	the first half (50%) will be paid on the signing date of the Commitment Letter,

•	the second half (50%) will be paid no later than three months after the signing date of the Commitment Letter.

4.2 Drawdown fee

The Issuer undertakes to pay to the Holder a fee, for each Drawdown made, equal to 1.0% of Gross Amount Purchased (the “Drawdown Fee”).

This amount will be paid to KEPLER by the Issuer, acting through the Agent, on or before the third Trading Day following the end of the Reference Period.

4.3 Success Fee

The Issuer undertakes to pay to the Subscription a commission each time that, after a Drawdown, the amount of the Drawdown is strictly greater than the Minimum (the “Success Fee”) .

This amount will be paid to KEPLER by the Issuer, acting through the Agent, on or before the third Trading Day following the end of the Reference Period.

The Success Fee will be equal, during the first six months of the Issuance Agreement, to 0.80% of Gross Amount Purchased above the Minimum. It will be then revised every six months, according to the following formula calculated on the previous six months (the “Formula”):

S(Drawdown Size x Δ)

Where: Δ = VWAPiT- VWAPpR

and: VWAPit”: volume-weighted average price computed on each corresponding Time Interval.

Success Fee will in no case be less than 0.30 % or more than 0.80% of Gross Amount Purchased above the Minimum.

Subject to the previous limits, the Success Fee will be revised as follows:

•	when the Formula is negative, the Success Fee will be revised up to + 50 bp

•	when the Formula is positive, the Success Fee will be revised downward - 50 bp

5. EXPENSES

The Issuer will reimburse KEPLER, upon sufficient proof, for all costs, fees and disbursements, related to advice and attorneys hired by the Holder up to an aggregate amount of 35,000 (thirty-five thousand) euros.

6. ASSIGNMENT

The parties may not assign or transfer to third parties their rights and obligations arising under this Commitment Letter.

7. CONFIDENTIALITY

Receipt of all contractual documentation which will be conducted as part of this operation, implies the obligation to maintain strict confidentiality.

The parties acknowledge that all contractual documentation which will be conducted as part of this transaction and any document or information, written or oral, relating to the transaction (the “Confidential Information”) is confidential, subject to the provisions of Article 8 below, unless disclosure of the Confidential Information is required by applicable laws or regulations.

8. COMMUNICATION

In case of communication to the public regarding the Operation, the Issuer shall ensure that the presentation of the Operation is done in a fair and satisfactory manner and that the use of funds, if specified, is consistent with the parties’ agreement.

In particular, both parties shall only use the term “Contingent equity line” to refer to the Operation.

9. MISCELLANEOUS

9.1 This Commitment Letter and its appendices constitute the full and sole agreement between the parties concerning its provisions. Therefore, it shall not be amended or modified except in writing signed by both parties. Unless otherwise provided in this Commitment Letter, the latter supersedes any prior agreement, oral and/or written, between the parties mentioned above, on the same subject as that of the present Letter of Commitment and its annexes.

9.2 The invalidity of any provision of this Commitment Letter shall not affect the validity of the other provisions of this Commitment Letter.

Non-performance or late exercise by KEPLER of a right resulting from this Commitment Letter shall not constitute a waiver of such right and exercise of one of these rights or partial exercise will not prevent KEPLER from exercising it again in the future or to exercise any other right.

10. DURATION

This Commitment Letter will terminate upon the expiration of the Issuance Agreement.

11. APPLICABLE LAW

This Commitment Letter is subject to French law.

12. JURISDICTION

ANY DISPUTE RELATED TO THE VALIDITY, INTERPRETATION OR PERFORMANCE OF THIS COMMITMENT LETTER WILL BE BROUGHT BEFORE THE COMMERCIAL COURT OF PARIS.

CELLECTIS S.A.

Signed in Paris on December 21st, 2012, in three originals.

Represented by: André CHOULIKA

Chairman and CEO

KEPLER CORPORATE FINANCE

Signed in Paris on December 21st, 2012, in three originals.

Represented by: Dominik BELLOIN

Director

KEPLER CAPITAL MARKETS S.A.

Signed in Paris on December 21st, 2012, in three originals.

Represented by: Dominik BELLOIN and Francis CANARD

Directors

Annex 1

ISSUANCE AGREEMENT

ISSUANCE AGREEMENT

December 20th, 2012

CELLECTIS SA

KEPLER CAPITAL MARKET S.A.

1. FRAMEWORK OF THE ISSUANCE

1.1. Shareholders’ meeting (ordinary and extraordinary) authorization

The Combined General Meeting of Shareholders of CELLECTIS held on June 22nd 2012 has adopted the 17th resolution, in accordance with the provisions of Articles L.225-129, L.225-129-2, L.225-129-4, L.225-135, L.225-136 and L.228-91 onwards of the French Code of Commerce, it has delegated “to the Board of Directors, with powers of delegation and sub-delegation subject to legal conditions, the power to decide in such proportions and at such times as it considers appropriate, one or more capital increases by the issuance, without preferential subscription rights of shareholders, in France or abroad, of ordinary shares of the Company or of any securities giving access by any means, immediately or in the future, to shares of the Company or of any company that would directly or indirectly own more than half of its capital or which would own directly or indirectly more than half the capital of the Company or any securities giving rights to the allocation of debt securities, such securities may be issued in euros, foreign currency, or in any monetary units established by reference to several currencies as the Board of Directors may elect, and for which payment may be made in cash or offset by a debt securities.”

The General Meeting has also specified that issuance which could be performed pursuant to this resolution may be carried out by an offering to qualified investors or to a restricted circle of investors as set out in paragraph II of Article L. 411-2 of the French Monetary and Financial Code (private placement).

1.2 Decision of the Board of Directors

Pursuant to the authorization granted to it by the Combined Shareholders Meeting of the Issuer held on June 22, 2012, mentioned in section 1.1. above, the Board of Directors of CELLECTIS, acknowledging the relevance and value of the Operation, (i) has stated that the unused part of the delegation would allow for the completion of the Operation and (ii) has decided during its meeting held on December 11, 2012 to issue two million (2,000,000) Warrants that Kepler is committed to purchase in full, in order to be the sole owner.

2. DEFINITIONS

2.1. Glossary

“Share”: means ordinary shares of the Issuer currently listed - on the ALTERNEXT stock exchange of NYSE Euronext in Paris, under number ISIN FR0010425595.

“VWAP”: volume-weighted average price (Source Bloomberg: ALCLS FP equity AQR).

“Drawdown Request” means the written notice of exercise of Warrants sent by the Issuer to the Holder, a template of which is in Annex B.

“Drawdown Request Day” means any day during which the Holder receives from the Issuer a Drawdown Request.

“Exercise Day” means the date on which the Warrants must be exercised by the Holder, i.e. the first Trading Day following the Reference Period for a given Drawdown Request.

“Trading Day” means any Business Day other than a Saturday or Sunday, when the Market is open and operates continuously during normal trading hours set by NYSE Euronext Paris.

“Recording Day” means the last Trading Day of the Reference Period.

“Business Day” means any whole day, other than a Saturday or a Sunday, during which banks are open in Paris, where Euroclear operates and the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET) is open.

“Agent” means Société Générale Securities Services, 32, rue du Champ de Tir, BP8126, 44312 Nantes, which is the provider, entrusted by the Issuer, of the securities services of the Warrants.

“Market” means the Alternext market, organized multilateral trading facility (OMTF) by NYSE Euronext Paris or any other market, French or European, which would become in the future the principal place of trading for the shares.

“Maximum Number of Shares”: two million (2,000,000) New Shares issued upon exercise of the Warrants and subject to the adjustment of the Exercise Exchange in accordance with the provisions of Article 6.2 of this Issuance Agreement, and within 9.9% of the capital of the Issuer.

“Financial Transaction” means any transaction giving rise to adjustment of the Exercise in accordance with Article 6.2 of this Issuance Agreement.

“Reference Period” means the period of five (5) consecutive Trading Days. Subject to section 5.4.1., it begins two (2) Trading Days preceding the Drawdown Request Day.

“Non-Interference Period” means the period beginning on a given Drawdown Request Day and ending on the last Trading Day (inclusive) of the Time Interval.

“Bloomberg System” means the financial information system Bloomberg Professional™ commercialized by Bloomberg L.P.

“Eligible Transactions” means the transactions on the Share performed by matching orders in the order book market during the trading sessions. For clarity, it is specified that the following transactions (as defined in articles 4401 and following of Book I of the Market Rules published by Euronext Paris on remand of section 6.1.2 Alternext Market Rules) are Eligible Transactions:

•	Transactions concluded by continuously matching the central order book;

•	Transactions concluded within the fixings’ opening and closing;

•	Applications and matching operations.

However, the following transactions are not Eligible Transactions:

•	Transactions carried out outside trading sessions of the Share (outside negotiations);

•	Block trades, as defined in section 4404 of Book I of the Market Rules published by Euronext Paris, executed outside of the central order book.

“Vol” means the 10-day Share volatility determined on the Exercise Day of the Warrants (source Bloomberg: ALCLS FP equity LVH).

“Daily Volume” means the number of the Issuer Shares traded on the market Altemext under Eligible Transactions during a given Dealing Day.

“VolumePR” means the arithmetic average of Daily Volumes of the Share, traded on the Market (outside of block negotiations or outside negotiations) calculated on the Reference Period (Bloomberg Source: ALCLS FP equity RDI).

2.2. Clarifications

The source of information used by the Parties to determine the VWAP and Daily Volume is the Bloomberg System:

•

VWAP can be found on ALCLS FP Equity AQR pages of Bloomberg System by manually entering in the Bloomberg system (i) as the date and time of the start of the calculation period, the date of the first Trading Day of the Reference Period and the time of the Market opening that day, and (ii) as date and time of end of the calculation period, the date of the last Trading Day of the Reference Period and time of the Market closing that day.

•

The Daily Volume can be found on ALCLS FP Equity AQR pages of Bloomberg System by manually entering in the Bloomberg System (i) as the date and time of the start of the calculation period, the date of the relevant Trading Day and the time of the Market opening that day, and (ii) as date and time of end of the calculation period, the date of the relevant Trading Day and the time of the Market closing that day.

In case of unavailability of the Bloomberg System, for any reason, Holder will use other sources of information available to it (flows directly from Euronext, Reuters system, etc.) and will make its best efforts to notify the Issuer in the shortest possible time of the VWAP and Daily Volume, as well as the source of information used.

3. ISSUANCE OF WARRANTS

Two millions (2.000.000) Warrants have been issued on this day (the “Issue Date”), such Warrants will be immediately purchased by the Holder through a Subscription Form, in the same form as attached in Annex A.

The Price of the Warrants issued (“Issuance Price”) is 0,001 euro per Warrant, or a total subscription price two thousand (2,000) euros.

The Issuance Price will be paid to the Issuer upon subscription by the Holder, and the corresponding Warrants shall be immediately issued and registered in an account.

4. CHARACTERISTICS OF THE WARRANT

4.1 Characteristics of the Warrants.

The Warrants are securities giving access to the share capital of the Issuer, upon Issuer’s request, in the conditions defined in this Issuance Agreement into shares of the Issuer.

The Warrants will be issued only as nominative. They will be registered in the name of the Holder on the accounts maintained by the Agent.

The Warrants will not be assignable by the Holder outside of its group, with the exception of an assignment to the Issuer acting pursuant to Article 9.2 of this Issuance Agreement.

The Warrants will not be subject to an application for admission for trading on a market, whether regulated or not; in particular, the Warrants have not been and will not be registered under the U.S. Securities Act of 1933 (the “Securities Act”) or under any securities laws of any State or other jurisdiction of the United States of America. Therefore, the Warrants are restricted securities according to the U.S. Securities Act and cannot be offered, sold, acquired or exercised in the United States of America unless they have been registered under the U.S. Securities Act, or there is an applicable exemption from registration requirements.

The Warrants will require the Holder to purchase new ordinary shares of the Issuer (the “New Shares”), according to the following terms and conditions.

4.2 Characteristics of the New Shares

The New Shares are fully assimilated with all other shares of same category of the Issuer upon their issuance. They shall be entitled to the same dividend as what may be distributed to other Shares with the same rights and privileges. No clause in the bylaws limits the free trading of the Shares forming the share capital of the Issuer.

The New Shares will be held as either registered or bearer shares, at the discretion of the Holder. The New Shares, whatever their form, must be registered in an account, as appropriate, by the Issuer (or intermediary appointed by the Issuer for this purpose) or by an authorized intermediary.

The New Shares resulting from the exercise of the Warrants, will be subject to periodic requests for admission to trading on the Market. They will be admitted to trade on the Market on the same trading line as the existing Shares of the Issuer and will be registered under the same ISIN code.

It is emphasized that the Shares and the New Shares resulting from the exercise of the Warrants, have not been and will not be registered under the U.S. Securities Act or under any securities laws of any State of the U.S.A. or from any market regulation authority under any State of the U.S.A. or under any other jurisdiction of the United States of America.

Therefore, the Shares, as the New Shares, are restricted securities within the meaning of the U.S. Securities Act and may not be offered, sold, or purchased in the United States of America unless they have been registered under the U.S. Securities Act or that an exemption from the registration requirements is applicable.

5. Terms and Conditions for the exercise of Warrants.

5.1 Performance Period

The Holder shall perform its commitments under the Warrants, in whole or in part and on one or more occasions, pursuant to the terms and conditions set forth in this Article 5, at any time between the Issue Date and the earliest of the following dates (the “Performance Period”):

•	the day falling on the same date of the thirty-sixth month following the Issue Date;

•	the day during which the Maximum Number of Shares is reached (after taking into account any fractional shares referred to in Article 7.2).

Warrants that have not resulted in the performance by the Holder of its commitments at the end of the Performance Period will lose any value and be canceled.

5.2. Execution of the commitments under the Warrants.

The Holder undertakes, during the Performance Period, to subscribe New Shares by exercising the Warrants upon each Issuer Drawdown Request according to Section 5.3. below and subject to the reservations mentioned in section 5.4. below, in the amounts and in the manner described below.

In case of a Drawdown Request, the Issuer shall mention the number of New Shares it wishes to be issued (“N”) and the Holder shall exercise, on the Exercise Day, the number of Warrants required to obtain a determined number of New Shares within the following conditions (“Drawdown Size”):

1.	If N is less than or equal to the Minimum, then the Drawdown Size will be fully issued (i.e. the Drawdown Size will be equal to N);

Where “Minimum” is equal to the smallest of the three following numbers: (1.5 x VolumePR); 20,000 Shares; 100,000 euros.

2.	If N is strictly greater than the Minimum, then the Holder agrees to use its best efforts to satisfy the Drawdown Request up to N, but this can be partially fulfilled, at the Holder’s discretion, without be less than the Minimum or beyond the Maximum.

Where “Maximum” is equal to the smallest of the three following numbers: (4,0 x VolumePR; 30,000 Shares; 200,000 euros).

The Parties agree to meet to discuss a possible resizing of the Drawdown Size (limited to once every six months) if the Share Market has significantly changed, both in value and liquidity during the 6 previous months. Such an amendment requires the agreement of both Parties.

5.3 Conditions for the validity of a Drawdown Request

The validity of a Drawdown Request made by the Issuer to the Holder on a given day is dependent on the completion on that day of the following conditions:

a)	the day is a Business Day;

b)	there is no Issuer Default under Article 9 below;

c)	the trading of the Issuer’s Shares on the Market is not suspended at the end of the day in question;

d)	the Drawdown Request is in the form set out in Annex B.

Any Drawdown Request received by the Holder that does not comply with the conditions above will be invalid and will not be considered.

5.4. Reserves

5.4.1. Stop Loss

The Holder and the Issuer shall have the right to delay the Exercise Day if the closing price of the fifth and last trading day of the Reference Period (“Recognition Day”) is lower by more than 4.0% (four percent) compared to the VWAPPR (the “Market Conditions”), as defined in Article 6.1 of this Issuance Agreement. Each Party shall notify the other of its decision no later than on the Recording Day at 6:30 pm.

In such case, each Party may decide to delay the end of the Reference Period by 24 hours, within five (5) consecutive Trading Days (the “Delay”) until the parties determine that, in light of the closing price of the fifth and last Trading Day of the Reference Period that the Market Condition has disappeared. If at the end of this Delay, the Market Condition has not disappeared, the Drawdown Request will be considered void.

5.4.2 Time Interval

The Issuer may not send to the Holder a new Drawdown Request during the Time Interval.

The Time Interval is the period beginning on the Exercise Day and ending:

•	the following 6th Trading Day if the Drawdown Size corresponding to the New Shares issued upon the previous Exercise Day is less than or equal to the Minimum;

•	or the next 12th Trading Day if the Drawdown Size corresponding to the New Shares issued during the previous Exercise Day exceeds the Minimum.

The Time Interval between two Drawdowns can be reduced at the sole initiative of the Holder, who shall notify the Issuer of such.

5.4.3 Clear Market

The Issuer agrees not to send to the Holder a Drawdown Request:

(a)	Within the period of 10 Trading Days preceding the date on which the annual and semi-annual financial statements of the Issuer are made public.

(b)	When the Issuer is in possession of insider information as defined in Article 621-1 of the AMF General Regulations.

6. EXCHANGE AND EXERCISE PRICE OF THE COMMITMENTS UNDER THE WARRANTS.

6.1. Exercise Exchange, Exercise Price and Discount.

Subject to the adjustments provided for in 6.2. below in the case of Financial Operations, the execution by the Holder of commitments under 1 (one) Warrant will allow the Issuer to issue 1 (one) New Share (the “Exercise Exchange”), subject to the adjustments required by laws, regulations, and contractual provisions, subject to payment by the Holder of the price per New Share (the “Exercise Price”), rounded down to the second decimal, equal to the result of the following formula: Exercice Price = VWAPRP x (100-D)%

Where “VWAPRP” is the smallest of the daily VWAP recognized during the Reference Period.

Where “D” (“Discount”) is proportional to Share volatility and the Drawdown Size:

(i)	If Vol is strictly greater than 55%, then D=7.0, whatever the Drawdown Size.

(ii)	If Vol is less than or equal to 55%, then D is a function of the Drawdown Size:

•	if Drawdown Size is less than or equal to the minimum, then D = 5.5

•	if Drawdown Size is greater than the minimum, then D = 7.0

In no case shall the exercise price be less than 80% of the VWAP recognized during the period consists of five (5) consecutive trading days prior to the Exercise Day.

6.2. Adjustment of the Exercise Exchange

6.2.1 In the event of a capital reduction due to losses

In case of a reduction of the Issuer’s share capital resulting from losses and accomplished by decreasing the nominal amount or number of shares forming the share capital, the rights of the Holder will be reduced accordingly, as if the Warrants had resulted in the exercise of its commitments before the date on which the capital reduction had become final.

6.2.2 In case of Financial Operations

Insofar as there are valid Warrants, the following Financial Operations may be carried out to preserve the rights of the Holder by making an adjustment to the Exercise Exchange in accordance with the terms below.

This adjustment will be made so that it equalizes, to the hundredth of a Share, the value of the Shares to be purchased in case of performance of Warrant commitments following the completion of the planned Financial Transaction and the value of the Shares that would have resulted in case of performance of the Warrant commitments prior to the completion of the Financial Transaction.

The possible successive adjustments shall be made from the immediately preceding and rounded down Exercise Exchange. However, the performance of the Warrant commitments will result in the delivery of a whole number of Shares, the treatment of fractional shares being specified in Article 7 below.

In the event that the Issuer carries out transactions for which an adjustment was not made in respect of cases (1) to (11) below and where later legislation or other regulations require an adjustment, the Issuer will make such adjustments in light of professional practice in the field.

After each adjustment, the new Exercise Exchange will be brought to the attention of the Holder by registered letter with return receipt requested. The board of directors of the Issuer will report the components of the calculation and the results of any adjustment in the next annual report.

The Issuer undertakes not to conclude any Financial Operation during a Non-Interference Period.

1. In case of issuance of securities with preferential subscription rights, the new Exercise Exchange will be equal to the product of the exchange in force before the beginning of the operation subject to the following adjustment factor:

1 +	Value of the preferential subscription rights
Value of the Share after detaching of the preferential subscription rights.

To calculate this adjustment factor, the value of the preferential subscription rights and the value of the Share after the detaching of the preferential subscription rights will be determined according to the average of the first trading price on the Market during all trading sessions included in the subscription period.

2. In case of allocation of free shares to all shareholders of the Issuer, the new Exercise Exchange will be equal to the product of the exchange in force before the beginning of the operation by the following adjustment factor:

1 + number of shares which entitles 1 existing share

3. In case of distribution of reserves or premiums in cash or in kind, the new Exercise Exchange will be equal to the product of the exchange in force before the beginning of the operation by the following adjustment factor:

1
1 -	Amount per share of the distribution
Value of the share after distribution

To calculate this adjustment factor, the value of the share before the distribution will be equal to the weighted average of the last three trading sessions on the Market preceding the distribution date.

4. In case of modification of the allocation of profits, the new Exercise Exchange shall be equal to the product of the applicable exchange before the beginning of the operation by the following adjustment factor:

1
1 -	Reduction of distribution per share
Share value before this modification

5. In case of a depreciation of capital, the new Exercise Exchange will be equal to the product of the exchange in force before the beginning of the operation by the following adjustment factor:

1
1 -	Depreciation per share
Value of the share before depreciation

To calculate this adjustment factor, the value of the share before depreciation will be equal to the weighted average of the last three trading sessions on the Market preceding the depreciation date.

6. In case of absorption of the Issuer by another company or of a merger of the Issuer with one or more other corporations to form a new company or of a demerger, the holder(s) of Warrants may exercise their rights in the beneficiary company(ies).

The new Exercise Exchange will be determined by adjusting the number of shares that it is expected to issue before the beginning of the proposed operation in light of the share exchange ratio compared to the shares of the person or companies receiving such contributions. The company or companies will be automatically substituted to the Issuer in its obligations to each Warrant holder, including the application of the provisions of this paragraph to preserve the rights of each Warrant holders in the event of financial operations or securities and, in general, to ensure the respect of the rights of each Warrant holder in compliance with the legal, regulatory, and contractual requirements.

7. In case of purchase by the Issuer of its own Shares at a purchase price higher than the market price, the new Exercise Exchange will be equal to the product of the exchange in force before the beginning of the operation by the following adjustment factor:

1+ Pc% x	Buyback price – share value
Share value

To calculate this adjustment factor, the share value will be equal to the weighted average of the last three trading sessions on the Market preceding the purchase or the possibility to purchase, and “Pc%” means the percentage of repurchased capital.

8. In case of share consolidation or of a share split, the new Exercise Exchange will be equal to the product of the exchange in force before the beginning of the operation by the following adjustment factor:

Number of shares constituting the share capital after the event
Number of shares constituting the share capital before the event

9. In case of an increase of the shares’ nominal value, the nominal value of the shares that may be obtained by the Warrant holder(s) will be increased accordingly.

10. In case of free allocation to all of the Issuer’s shareholders of securities for example ordinary-share subscription warrants (bons souscriptions d’actions) the new Exercise Exchange will be determined:

(i) if the free allocation right is listed, the new Exercise Exchange will be equal to the product of the applicable Exercise Exchange before the beginning of the operation and the following adjustment factor:

1 +	Value of the free allocation right
Value of the share after detaching the free allocation right

To calculate this adjustment factor, the value of the free allocation right and the value of the Share after detaching of the free allocation right will be determined from the weighted average of the first three trading sessions on Market following the detachment of the free allocation right.

(ii) if the free allocation right is not listed, the new Exercise Exchange will be equal to the product of the applicable Exercise Exchange before the beginning of the operation and the following adjustment factor:

1 +	Value of allocated securities(s)
Value of the share after detaching of the free allocation right

To calculate this adjustment factor, the value of the allocated security and the value of the Share after detachment of the free allocation right will be determined using the weighted average of the first three trading days on the market as from the date of detachment of the free allocation right.

In the absence of listing of the allocated securities on the Market, their value will be determined by an internationally recognized expert appointed by the Issuer, whose opinion shall not be subject to appeal.

11. In case of distribution of a special dividend, the new Exercise Exchange will be equal to the product of the exchange in force before the beginning of the operation by the following adjustment factor:

1 + distribution yield – 2,5%

For the purposes of this paragraph (11), the payment of a dividend or interim dividend is considered a special dividend distribution if the distribution yield is equal to or greater than 5%.

To calculate this adjustment factor, the yield of the distribution of a dividend or an interim dividend is the ratio (expressed as a percentage) between the amount of such dividend or interim dividend and the value of the Share plus, if applicable, the relation between each of the previous dividend payments of dividends or amounts paid during the same financial year and the corresponding Share values.

Dividends or interim dividends are taken into account for the amount before withholding tax and the value of the share corresponding to a dividend payment or interim dividend is equal to the weighted average of the last three trading sessions on Market preceding the date of payment.

If payment of a dividend or interim dividend following a distribution of special dividend during the same financial year, the Exercise Exchange will again be adjusted and the new Exercise Exchange will be equal to the product of the applicable Exchange before the start of the operation by the following adjustment factor:

1 + the distribution yield

In this last case, to determine the distribution yield, the amount of the last dividend or interim dividend and the corresponding value of the share, will not be taken into account as indicated above.

7. DELIVERY RULES – FRACTIONAL SHARES – INFORMATION

7.1 Delivery-Rules

At the latest on the second Trading Day following each Exercise Day:

(a)	the Holder will have sent a fax or an email to the Agent, with a copy addressed to the Issuer, indicating the Drawdown Size, the amount of Drawdown and Success Commissions (as such Commissions are defined in the Commitment Letter signed on this date by and between the Issuer, the Holder and Kepler Corporate Finance) as well as the total amount of New Shares purchased, in accordance with the model set forth as Annex C;

(b)	the Holder will have paid the Issuer a gross amount equal to the Number of Warrants purchased multiplied by the Purchase Price (the “Purchased Gross Amount”), which will be paid to the Agent;

(c)	The Agent will have fulfilled all formalities relating to the creation of New Shares, together with Euroclear, and their admission to trading on the Market;

(d)	The Agent will have delivered the New Shares to the Holder;

(e)	The Agent will have paid the Holder the Drawdown Fee and eventually the Success Fee.

7.2. Fractional Shares

Where, due to the adjustment of the Exercise Exchange following one of the Financial Operations mentioned in 6.2. above, the Holder would have access, when carrying out the Warrant commitments, to a number of New Shares that is not a whole number, he will be issued the number of New Shares immediately below, and he will be paid in cash, an amount equal to the product of the fractional share and the fractional value of the Share as calculated on the basis of the opening price of the Trading Day preceding the Exercise Date.

7.3. Information

Upon each execution of the Warrant commitments, the Issuer will inform the Market of the issued New Shares and their Exercise Price, by publishing a notice from the company that manages the Market and a statement posted on its website on the day following the Exercise Day (insofar as a publication on that date is technically possible, otherwise they will be published as soon as possible).

8. REPRESENTATIONS

8.1. Issuer’s Representations

The Issuer represents that, as of the Issue Date, except for any event that would by its nature jeopardize the Issuer’s ability to perform its obligations under the present Issuance Agreement and that would not have (and is not likely to have) any impact, immediately or within a short term, on the Share price:

(a)	it is duly incorporated in France as a French société anonyme, validly existing and having full corporate power and authority to enjoy its rights and exercise them, as well as to carry on its business as it is now being conducted,

(b)	it has all power and authority and the legal right to, enter into this Issuance Agreement, and it has obtained all authorizations required by applicable laws and regulations and pursuant to its bylaws to execute the present Issuance Agreement and to perform its obligations resulting thereof;

(c)	Any and all obligations of the Issuer under this Issuance Agreement are validly entered into, in particular all the formal requirements to ensure their validity and binding nature and all the formalities necessary for the same purpose (registration, deposits or other) have been satisfied or carried out;

(d)	neither the issuance of the Warrants in accordance with the Issuance Agreement, nor the execution of any of its provisions, is incompatible with the laws and regulations to which the Issuer is subject or with a contract or any commitment by which it is bound;

(e)	no authority, action, suit, or administrative proceedings of which the outcome is likely to jeopardize its ability to perform its obligations under the Issuance Agreement, or which could have a material adverse effect on its business, its heritage and its economic or financial situation, is in progress, subject to what is stated in the disclosure documents made publicly available on the AMF’ website or made known to the Market in accordance with the provisions of the AMF;

(f)	all financial and accounting documents provided to the Holder have been prepared in accordance with accounting principles generally accepted in France and provide a true picture of the results for each exercise;

(g)	no events have occurred that would be likely to have a significant impact on the price of the Share or regarding the rights of Shareholders and that has not been made known to the Market in accordance with the provisions of the AMF;

(h)	it is in good standing with respect its significant tax obligations;

(i)	It is, to the best of its knowledge, up to date with all its obligations under the stock market regulations;

(j)	It is not in default on its debts.

8.2 Representations of the Holder

The Holder represents that, as of the Issue Date:

(a)	it has all power and authority and the legal right to, enter into this Issuance Agreement and purchase Warrants in accordance with the Issuance Agreement, and it has obtained all authorizations required by applicable French laws and regulations and pursuant to its bylaws to execute the present Issuance Agreement and purchase the Warrants and to perform its obligations resulting thereto;

(b)	Any and all obligations resulting for the Holder from this Issuance Agreement and the purchase of the Warrants shall validly bind him, in particular all the formal requirements to ensure their validity and binding nature and all the formalities necessary for the same purpose (registration, deposits or other) have been satisfied or carried out;

(c)	neither the purchase of Warrants in accordance with the Issuance Agreement, nor the execution of any of its provisions, is incompatible with the laws and regulations to which it is subject or with a contract or any commitment by which it is bound;

(d)	It acts on its own behalf and is a qualified investor as defined under Article L. 411-2 of the French Monetary and Financial Code (Code Monétaire et Financier);

(e)	it is neither registered in the United States of America nor a U.S. Entity, and therefore acquires the Warrants and will purchase the New Shares pursuant to an offshore transaction, as defined in regulation S of the Securities Act;

(f)	it acknowledges understanding that the Warrants and New Shares have not been and will not be registered under the Securities Act or any securities laws of a U.S. State or with any market regulatory authority of a U.S. state or of any other jurisdiction of the United States of America. Therefore, the Warrants and New Shares being restricted securities as defined by the Securities Act, they may not be offered, sold, acquired or exercised in the United States of America unless they have been registered under the Securities Act, or an exemption from the registration requirements is applicable;

(g)	It undertakes not to offer or sell the Warrants or the New Shares except in accordance with the regulation S under the Securities Act.

9. DEFAULTS

9.1 Definition of Default

(a)	the Issuer fails to perform any of its obligations arising from the Issuance Agreement;

(b)	any amount payable by the Issuer pursuant to the Issuance Agreement is not paid when due or as provided by said Issuance Agreement;

(c)	a material inaccuracy affects a statement made by the Issuer under this Issuance Agreement or in any document delivered pursuant to its execution;

(d)	one of the permits or authorizations allowing the Issuer to perform its obligations under the Issuance Agreement becomes invalid;

(e)	Shares are no longer listed, or there is a serious risk that such an event will occur in the near future;

(f)	There is a change of a legal, financial, or other nature in the structure or status of the Issuer, which could significantly affect its ability to meet its obligations under the Issuance Agreement;

(g)	the Issuer shall be submitted under any jurisdiction to a bankruptcy for the settlement of debts, including any petition in bankruptcy or insolvency, or for an arrangement or for the appointment of a receiver or trustee to its assets or any analogous proceedings, subject to applicable law;

(h)	the Issuer enters into a conciliation protocol rescheduling its debt with one or more of its creditors;

(i)	an action, suit, or administrative proceedings are pending or about to be instituted or undertaken to challenge the validity of the issuance of the Warrants or the New Shares issued by implementation of commitments under the Warrants;

(j)	There is a restriction regarding the free negotiability and transferability of the New Shares previously issued.

9.2 Consequences

If any Default has occurred, the Holder may give notice in writing to the Issuer. The Drawdown Requests received by the Holder prior to the notification of the Default and not performed will then be suspended and the Issuer shall not be entitled to send new requests until the Issuer has remedied the breach in a manner satisfactory to the Holder.

In the event of the occurrence of any Default mentioned above, which has not been remedied in a manner satisfactory for the Holder after the expiry of one (1) month - or upon its occurrence if the Default cannot be remedied - the Issuer will definitively lose, unless otherwise agreed between the Parties, the right to send the Holder Drawdown Requests, without compensation in whole or in part.

Failing to remedy a Default within one (1) month following its notification, the Issuer may redeem all outstanding Warrants from the Holder and cancel them, at their Purchase Price, and the Holder agrees to sell the Warrants in this particular case at a price equal to the Purchase Price.

10. INDEMNIFICATION

10.1 Non-occurrence of the condition set forth in Article 5.3 (b).

Considering that the occurrence of condition (b) described in Article 5.3 cannot be verified by the Holder, the Issuer shall indemnify the Holder, upon simple and documented request by the latter, from and against any and all losses, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses and taxes related thereto) incurred by the Holder and resulting from an inquiry a posteriori, based on the lack of fulfillment of this condition, concerning the validity of a Drawdown Request that the Holder had already fulfilled.

10.2 Breach of the «Clear Market» clause – Default under Article 9.1. (j)

In case of a breach of the obligation in paragraph 5.4.3. or Default referred to in Article 9.1. (j), the Issuer shall indemnify the Holder up to a lump sum (the “Package”) determined in the manner set out below.

The Package will be equal to the following:

20% x VolumesPS x Δ

where:

«VolumesPS» means the arithmetic average of Daily Volumes of the Shares traded on the Market (excluding block negotiations or negotiations outside trading sessions) calculated on the Sensitive Period (Bloomberg Source : ALCLS FP equity AQR).

“Sensitive Period” corresponds to the period between:

(i)	the date of the press release or publication by the Issuer of the information referred to in Article 5.43 or 9.1 (j) if it occurs prior to the release of the relevant release in question (hereinafter the “Release”) including the trading day prior to the Release if it is broadcasted before the close of the markets, and

(ii)	the last day of the Time Interval concerned.

“Δ” shall be equal to the difference, if positive, between (i) the Price of the Warrants Exercise purchased by the Holder during the applicable Drawdown Request and (ii) the VWAP ascertained during the Time Interval, it being specified as necessary that no compensation will be payable if the Δ is negative.

11. FEES

All costs, registration fees, taxes, withholdings or deductions (hereinafter “Fees”) due to the issuance of the Warrants and the issuance of New Shares will be borne by the Issuer.

12. MISCELLANEOUS

12.1 Partial Invalidity

The invalidity of any provision of this Issuance Agreement shall not affect the validity of the remaining provisions of the Issuance Agreement.

12.2 No Waiver

The non-performance or late exercise by the Holder of any right under this Issuance Agreement shall not constitute a waiver of that right and the exercise of only one of these rights or partial exercise will not prevent the Holder from exercising it again in the future or from the exercising of any other right.

12.3 Notifications

To be validly considered, the Issuer must send the Drawdown Requests by e-mail to the Holder before 8:00 PM, Paris time, on the Date of Drawdown Request.

If email is not available for any of the Parties, Drawdown Requests must be sent, within the same timelines, by any other means deemed appropriate by the Parties. In particular, the Parties shall allow each other to record any phone conversation. In case of disagreement on the terms of a Drawdown Request, the Parties may use their phone records as a form of evidence.

The notifications regarding the execution of this Issuance Agreement will be sent to the following addresses:

To the Issuer: CELLECTIS S.A.	To the Holder: KEPLER CAPITAL MARKETS S.A.

Email: lebozec@cellectis.com Attention: Marc LE BOZEC	Email: Thierry.du-boislouveau@keplercf.com Attention: Thierry du BOISLOUVEAU

A list of the names and signature examples of the persons authorized by the Issuer to send Drawdown Request to the Holder is set forth in Appendix D.

12.4 Cooperation between the Parties

The Parties agree to negotiate the terms of the Issuance Agreement in good faith as well as any other agreements necessary for the implementation of the transaction contemplated under the present agreement.

12.5 Applicable Law

The terms of this Issuance Agreement shall be governed by French law, in regards to its validity, interpretation and execution.

12.6 Jurisdiction

ANY DISPUTE CONCERNING THE VALIDITY, INTERPRETATION OR EXECUTION OF THE ISSUANCE AGREEMENT AND ALL CONTRACTUAL DOCUMENTATION WHICH WILL BE MADE WITHIN THE SCOPE OF THE PRESENT OPERATION WILL BE REFERRED TO THE EXCLUSIVE JURISDICTION OF THE PARIS COMMERCIAL COURT.

CELLECTIS S.A.

Signed in Paris, on December 20, 2012 in duplicate originals

Represented by: André CHOULIKA Acting as Chief Executive Officer

KEPLER CAPITAL MARKETS S.A

Signed in Paris, on December 20, 2012 in duplicate originals

Represented by: Laurent QUIRIN	Represented by: Francis CANARD
Chairman of the Board of Directors	Deputy Chief Executive Officer

ANNEX II

DRAFT OF LEGAL OPINION

[—]

ANNEX III

DRAFT OF PRESS RELEASE

CELLECTIS is pleased to announce that it has successfully completed a fundraising of [—] EUR within its Contingent Equity Line signed with Kepler. Shares have been issued at a price of [—] EUR. And account for [—]% of the company’s share capital.

As a consequence, the company’s share capital accounts for [—] EUR represented by [—] shares (ISIN FR0010425595).